EXHIBIT 5.1

[Torys LLP letterhead]

November 30, 2011

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.

USA 20549

Dear Sirs/Mesdames:

RE: BROOKFIELD ASSET MANAGEMENT INC.

We are acting as counsel to Brookfield Asset Management Inc. (the “Corporation”) in connection with the filing on the date hereof of a Registration Statement on Form S-8 with respect to (a) Class A Limited Voting Shares of the Corporation (the “Shares”) issuable upon exercise of options to purchase the Shares granted under (i) the Corporation’s 2007 Management Share Option Plan (the “2007 MSOP”) and (ii) the Corporation’s 2009 Management Share Option Plan (the “2009 MSOP”); and (b) the Shares which may be purchased by participants pursuant to the Corporation’s Restricted Stock Plan (the “Stock Plan”). We have made such investigations and examined originals or copies certified or otherwise identified to our satisfaction of such documents, records and certificates of the Corporation as we have considered necessary or relevant for the purposes of this opinion including:

(a) the articles of amalgamation, as amended to date, and by-laws of the Corporation;

(b) the 2007 MSOP, 2009 MSOP and Stock Plan; and

(c) resolutions of the directors of the Corporation authorizing the 2007 MSOP, 2009 MSOP and Stock Plan.

For purposes of this opinion, we have assumed with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies and the legal capacity of all individuals who have executed any of such documents.

Based and relying upon and subject to the foregoing we are of the opinion that the Shares will be validly issued and outstanding as fully paid and non-assessable shares.

The foregoing opinion is limited to the laws of Ontario and the federal laws of Canada applicable therein.

This letter is provided to you for your benefit, solely with regard to the filing of the Registration Statement and may not be relied upon by any other person or for any other purpose without our prior written consent.

Yours very truly,

Torys LLP